EXHIBIT 2(C)

Amendment dated January 23, 1996

Article IV, Section 3, of the Trust's By-Laws be amended to read:

         Section 3. Retirement of Trustees. Any Trustee shall retire as Trustee of the end of the calendar year in which the Trustee attains the age of 72 years.